Exhibit 19

EXECUTION VERSION

DRAG-ALONG AGREEMENT

This DRAG-ALONG AGREEMENT (this “Agreement”) is made as of August 10, 2011, by and between Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (“Beams Power”), and Warburg Pincus Private Equity IX, L.P. (together with its Affiliates (as defined below) and assigns, “Warburg”).

RECITALS:

WHEREAS, pursuant to that certain Note Purchase Agreement made as of April 23, 2008 by and between Beams Power and Warburg (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), Beams Power issued Warburg that certain Senior Exchangeable Note, with an issuance date of April 23, 2008, in the aggregate principal amount of U.S.$30,000,000 (the “Note”), which Note is being amended and restated concurrently with the execution and delivery of this Agreement as the Restated Senior Exchangeable Note, in the form of Exhibit A attached hereto, with an issuance date of even date herewith, which represents an aggregate of U.S.$30,000,000 in principal, U.S.$28,593,750 in premium, U.S.$4,374,464.90 in prior late charges, U.S.$4,213,934.07 in forbearance late charges and U.S.$217,000.00 in accrued and unpaid expenses, plus such additional amounts provided therein (as amended, restated, supplemented or otherwise modified from time to time, the “Restated Note”);

WHEREAS, pursuant to the Note Purchase Agreement, Beams Power, as pledgor, and Warburg, as secured party and as collateral agent, entered into that certain Share Pledge Agreement dated as of April 23, 2008, as amended by that certain Amendment No. 1 to Share Pledge Agreement by and between Beams Power and Warburg, dated as of December 4, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”);

WHEREAS, pursuant to the Note Purchase Agreement, Synutra International, Inc., a Delaware corporation (“Synutra”), Beams Power and Warburg entered into that certain Registration Rights Agreement dated as of April 23, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”);

WHEREAS, one or more unwaived events of default have occurred and are continuing under the Note and will continue as of the effective date of the Restated Note;

WHEREAS, concurrently with the execution and delivery of this Agreement, Beams Power and Warburg are entering into a Forbearance Agreement, dated as of even date herewith, in the form of Exhibit B attached hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”), pursuant to which, among other things, Warburg agrees not to foreclose on the Pledged Collateral (as defined in the Pledge Agreement) (the “Pledged Collateral”) solely as a result of the Specified Default (as defined in the Forbearance Agreement) prior to the time set forth in the Forbearance Agreement;

WHEREAS, in connection with the foregoing, (i) Beams Power, as pledgor, and Warburg, as secured party and as collateral agent, are entering into Amendment No. 2 to the Pledge Agreement, dated as of even date herewith, in the form of Exhibit C attached hereto, and (ii) Beams Power, Synutra and Warburg are entering into Amendment No. 1 to the Registration Rights Agreement, dated as of even date herewith, in the form of Exhibit D attached hereto; and

WHEREAS, as a further condition to Warburg entering into the Forbearance Agreement, Beams Power and Warburg are entering into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each intending to be bound hereby, the parties hereto agree as follows:

1.                                       Defined Terms.

(a)          Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Restated Note.

(b)         For purposes of this Agreement, the following terms shall have the following meanings:

(i)                           “Common Stock” means the common stock of Synutra, par value U.S.$0.0001 per share, and any security or securities into which such common stock is converted, exchanged or reclassified from time to time.

(ii)                        “Drag-Along Period” means the period commencing on the date of the Additional Event of Default (as defined below) and ending on the later to occur of: (A) the close of business on March 23, 2012; and (B) the date Beams Power satisfies the Obligation in full.

(iii)                     “Transfer” means to, directly or indirectly, sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to a share of Common Stock or any other security issued by Synutra, including by means of a sale, transfer, assignment or other disposal of an interest in a Person that directly or indirectly holds such share of Common Stock or other security. “Transferred” shall have a correlative meaning.

2.                                       Affirmation of Recitals. The Recitals set forth above are true and correct and are incorporated herein by this reference.

3.                                       Drag-Along Right.

(a)          In the event of an Event of Default under the Restated Note, other than the Specified Default (as defined in the Forbearance Agreement) (each, an “Additional Event of Default”), and Warburg forecloses on certain of the Pledged Collateral, Warburg may, at its option, at any time and from time to time during the Drag-Along Period, require and compel Beams Power and its Affiliates (as defined in the Note Purchase Agreement) (“Affiliates”) to Transfer or cause to be Transferred up to all of the Common Stock and other securities issued by Synutra for which Beams Power and its Affiliates are now, or become, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), including, without limitation, all Owned Equity Interests (as defined in the Pledge Agreement) (collectively, the “Securities”) to any one or more third parties, in any one or more transactions, including public and/or private sales (the “Drag-Along Right”).

(b)         Warburg shall give Beams Power five (5) days advance written notice of Warburg’s exercise of the Drag-Along Right (the “Notice”). In the event Warburg exercises the Drag-Along Right, the offer and sale of the Securities (a “Drag-Along Sale”) shall be administered by (i) any one of the following institutions selected by Warburg in its sole and absolute discretion: Moelis & Company (including any of its affiliates), or Morgan Stanley (including any of its affiliates), or (ii) any other institution agreed to in writing by Beams Power and Warburg (such institution selected in accordance with clauses (i) or (ii), the “Agent”). The Agent shall have full authority, by and on behalf of Beams Power and Warburg, to determine the party or parties to whom the Securities are offered and sold, the price(s) at which the Securities are offered and sold, the timing for the offer and sale of the Securities during the Drag-Along Period pursuant to the Drag-Along Sale, and such other matters, terms and conditions incident to effecting the Drag-Along Sale; provided that unless otherwise agreed to in writing by Beams Power and Warburg, the per share price at which the Securities are sold in the Drag-Along Sale shall not be less than the highest per share purchase price offered for all the Securities in writing by any one or more parties within the 15-day period immediately following the date the Notice is delivered (the “Highest Offer Price”). Beams Power agrees that the terms and conditions in which the Securities are sold in a Drag-Along Sale may be less favorable to Beams Power than if Beams Power sold the Securities in other than a Drag-Along Sale, including, without limitation, pursuant to sales prices that reflect a significant discount to the trading and/or closing prices of the Securities at or prior to the time of such Drag-Along Sale, and that the Agent or Warburg, as applicable, has no obligation to delay sale of any such Securities.

(c)          In the event any Securities are sold pursuant to a Drag-Along Sale at a price that exceeds the lesser of (I) U.S.$7.98165, (II) the amount equal to 90% of the Weighted Average Price of the Common Stock for the thirty (30)-Trading Day period ending on November 22, 2011, and (III) the amount equal to 90% of the Weighted Average Price of the Common Stock for the thirty (30)-Trading Day period ending on the most recent Trading Day immediately preceding the date the first definitive agreement for the Drag-Along Sale is executed by the parties thereto (such lesser amount, the “Default Sale Price”), the Remaining Amount shall be paid directly to Warburg by the purchaser(s) of such Securities and such Remaining Amount shall not be applied against, or be deemed to offset or reduce, the Obligation or any Secured Obligation (as defined in the Pledge Agreement) in any respect. For purposes of this Agreement, the “Remaining Amount” means the amount equal to (Y) the product obtained by multiplying (A) the number of shares of Common Stock underlying the Securities sold in the Drag-Along Sale, by (B) (i) the Highest Offer Price less (ii) the Default Sale Price, less (Z) the Additional Amount (as defined in the Pledge Agreement), if any, paid to Warburg pursuant to the Pledge Agreement; provided that solely for purposes of this Section 3(c), the amount of the Securities deemed sold shall not exceed that number of shares obtained by dividing (1) the Obligation outstanding as of the Maturity Date, by (2) the Default Sale Price, rounded up to the nearest whole share.

(d)         During the Drag-Along Period, Beams Power shall provide, and shall exercise its commercially reasonable efforts to cause Synutra to provide, the Agent and any prospective purchaser of the Securities identified by the Agent, subject to such reasonable confidentiality obligations as shall ordinarily be imposed on such parties, with reasonable access to make such investigation of Synutra, Beams Power and the Securities and to conduct such examination of the condition of the foregoing as any prospective purchaser of the Securities deems necessary, advisable or appropriate in order to familiarize itself with the foregoing, including, without limitation, discussions with the officers and other key employees, customers, suppliers, partners and collaborators of Beams Power and Synutra subject to a reasonable written confidentiality agreement.

(e)          In the event the Drag-Along Sale requires the approval of Synutra’s stockholders pursuant to any rule or regulation of the SEC, an Eligible Market or otherwise, Beams Power agrees, on behalf of itself and its Affiliates, subject to any obligations Beams Power may have under applicable laws, including, without limitation, any fiduciary duties that Beams Power may owe, by virtue of the size of its stockholding in Synutra, to (i) take all actions necessary to require that, by no later than fifteen (15) days after Beams Power receives the Notice, (Y) Synutra solicit the approval of the Drag-Along Sale by the written consent of Synutra’s stockholders in accordance with all applicable laws, or (Z) if Synutra is prohibited by applicable law from soliciting the written consent of stockholders to approve the Drag-Along Sale, Synutra hold a meeting of stockholders at which the Drag-Along Sale is proposed for approval by Synutra’s stockholders, (ii) vote (in person, by proxy or by action by written consent, as applicable) all Securities in favor of the Drag-Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay, impair or otherwise hinder or impede the Drag-Along Sale; provided that in the event Warburg sells any shares of Common Stock for which Warburg or one of its affiliates is a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), excluding the Pledged Collateral, in conjunction with the Drag-Along Sale (a “Combined Sale”), Beams Power and Warburg shall share pro rata (based on the number of underlying shares of Common Stock sold in such Combined Sale), (I) in any indemnity liabilities to the purchaser(s) in the Combined Sale (other than representations as to unencumbered ownership of and ability to transfer the shares or other securities deemed to be sold by a stockholder, which shall be the sole responsibility of such stockholder), which indemnification shall be several, and not joint, and shall not exceed the consideration payable to such stockholder in such transaction (except in the case of potential liability for fraud or willful misconduct by the stockholder) and (II) in any escrow for the purposes of satisfying any such indemnity liabilities; and (iii) use its commercially reasonable efforts to procure that the other stockholders of Synutra approve the Drag-Along Sale.

(f)            In the event Warburg exercises the Drag-Along Right, Beams Power agrees, on behalf of itself and its Affiliates, to: (i) enter into one or more definitive agreements with each purchaser of the Securities pursuant to such Drag-Along Sale; (ii) execute and deliver all other documents, certificates and instruments deemed necessary by Warburg to effect the Drag-Along Sale; (iii) deliver all stock certificates representing the Securities to be sold in the Drag-Along Sale (duly endorsed, or with stock powers duly endorsed and medallion guaranteed, for transfer, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed, accompanied by an executed instruction letter to the Company’s transfer agent with respect to each such stock certificate, in substantially the form of Exhibit E attached hereto) to the party or parties designated in writing to Beams Power by Warburg, and to take all similar steps required to transfer the Securities in the Drag-Along Sale with respect to any such

Securities held in electronic or book-entry form; and (iv) refrain from exercising any dissenters’ rights, rights of appraisal or similar rights under applicable law at any time with respect to such Drag-Along Sale. Beams Power acknowledges that any such definitive agreement(s) may contain representations, warranties and covenants delivered by Beams Power or its Affiliates with respect to Beams Power, its Affiliates,  the Securities,  Synutra, Synutra’s affiliates, and other matters, including, without limitation, representations, warranties and covenants similar to the representations, warranties and covenants made by Beams Power in the Note Purchase Agreement and the Forbearance Agreement, and that any or all such representations, warranties and covenants may be made by Beams Power severally and not jointly with any other party.

(g)         Beams Power shall bear all fees, costs and expenses incurred by itself and other such fees, costs and expenses reasonably incurred on its behalf or in connection with the sale of the Securities pursuant to a Drag-Along Sale.

(h)         If Beams Power fails to deliver the certificate or certificates, if any, evidencing the Securities to be sold pursuant to the Drag-Along Sale (duly endorsed, or with stock powers duly endorsed and medallion guaranteed, for transfer, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed, accompanied by an executed instruction letter to the Company’s transfer agent with respect to each such stock certificate, in substantially the form of Exhibit E attached hereto) to the party or parties designated in writing to Beams Power by Warburg, Warburg may, at its option, in addition to all other remedies Warburg may have, deposit the purchase price for such Securities (subject to setoff or reduction as provided in this Section 3) with any national bank or trust company having combined capital, surplus and undivided profits in excess of U.S.$50 million selected by Warburg in its sole discretion (the “Escrow Agent”). Thereafter, upon delivery to Warburg by Beams Power of the certificate or certificates evidencing such Securities (duly endorsed, or with stock powers duly endorsed and medallion guaranteed, for transfer, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed, accompanied by an executed instruction letter to the Company’s transfer agent with respect to each such stock certificate, in substantially the form of Exhibit E attached hereto), Warburg shall instruct the Escrow Agent to deliver the purchase price for such Securities (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to Warburg) to Beams Power.

(i)             Beams Power shall not, and Beams Power shall cause its Affiliates not to, (i) Transfer, (ii) pledge, or (iii) otherwise take any action, or fail to take any action, that would result in the creation or imposition of any lien or encumbrance on, in either case, any Securities, except pursuant to the Pledge Agreement and as permitted under this Agreement. Beams Power shall not, and Beams Power shall cause its Affiliates not to, convert any Securities from certificated form to electronic or book entry form without the prior written consent of Warburg.

(j)             Notwithstanding anything contained in this Section 3, there shall be no liability on the part of Warburg or the Agent to Beams Power or any other Person if the Drag-Along Sale pursuant to this Section 3 is not consummated for any reason. Whether to effect a Drag-Along Sale pursuant to this Section 3 is in the sole and absolute discretion of Warburg.

4.                                       Irrevocable Proxy. Beams Power, on behalf of itself and its Affiliates, hereby irrevocably constitutes and appoints Warburg as the attorney-in-fact and proxy of Beams Power and its Affiliates, with full power of substitution, with respect to the matters set forth in Section 3 hereof and hereby authorizes Warburg to represent, vote and consent with respect to all of the Securities in accordance with the provisions set forth in Section 3 hereof; provided, however, that such proxy shall be in effect and exercisable if and only if Beams Power fails to perform any one or more of its obligations under this Agreement within three (3) days after Beams Power receives a request from Warburg or the Agent to perform any such obligation. The proxy granted pursuant to this Section 4 is coupled with an interest and shall be irrevocable unless and until the provisions of Section 3 terminate. Beams Power, on behalf of itself and its Affiliates, hereby revokes any and all previous proxies granted with respect to the Securities and agrees not to grant any other proxy or power of attorney with respect to any Securities or to deposit any Securities into a voting trust or to enter into any similar agreement, arrangement or understanding with any other Person with respect to the voting of any Securities unless and until the provisions of this Section 4 terminate.

5.                                       Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

6.                                       Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.                                       Integration. This Agreement, and the terms and provisions hereof, which terms shall be deemed to include the annexes, exhibits and schedules hereto, together with the other Transaction Documents, and the other documents delivered pursuant hereto or thereto (each as amended, supplemented or otherwise modified from time to time), incorporates all negotiations of the parties hereto with respect to the subject matter hereof and sets forth in full the terms of agreement between the parties and are intended as the full, complete and exclusive contracts governing the relationship between the parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, agreements and understandings, whether express or implied, oral or written, between the parties with respect thereto.

8.                                       Modification. This Agreement may not be amended, waived, supplemented or otherwise modified in any manner without the written consent of the party against whom the amendment, waiver, supplement or other modification is sought to be enforced.

9.                                       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.                                 Transaction Document. This Agreement is a Transaction Document.

11.                                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Warburg, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.                                 Notices. All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with Section 19(a) of the Restated Note.

13.                                 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or a .PDF signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or a .PDF signature.

14.                                 Construction. This Agreement shall not be construed more strictly against Warburg merely by virtue of the fact that the same has been prepared by Warburg or its counsel, it being recognized that Beams Power and Warburg have contributed substantially and materially to the preparation of this Agreement, and each party acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Agreement.

15.                                 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Beams Power hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

16.                                 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

17.                                 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

18.                                 Benefit. This Agreement shall be binding upon and shall inure to the benefit of Beams Power and Warburg, and their respective successors and assigns, provided that Beams Power shall have no right to assign any of its rights or duties under this Agreement.

19.                                 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. dollars. All amounts owing under this Agreement shall be paid in U.S. dollars. All amounts denominated in other currencies shall be converted into the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Agreement, the U.S. dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Beams Power and Warburg have caused their respective signature page to this Drag-Along Agreement to be duly executed as of the date first written above.

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Director

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, its general partner

By: Warburg Pincus Partners, LLC, its sole member

By: Warburg Pincus & Co., its managing member

By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

EXHIBIT A

RESTATED NOTE

EXHIBIT B

FORBEARANCE AGREEMENT

EXHIBIT C

AMENDMENT NO. 2 TO SHARE PLEDGE AGREEMENT

EXHIBIT D

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF TRANSFER AGENT INSTRUCTIONS